Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:

Investor Relations:	Media Relations:
Richard Robuck, VP of Corporate Finance	Ryan Orendorf, TateAustin for Grande
(512) 878-4000	(512) 344-2035
richard.robuck@corp.grandecom.com	rorendorf@tateaustin.com

GRANDE COMMUNICATIONS HOLDINGS, INC. ANNOUNCES RESULTS
FOR THE QUARTER ENDED JUNE 30, 2007

SAN MARCOS, Texas – August 14, 2007 – Grande Communications® reported financial results for the quarter ended June 30, 2007, including operating revenues of $49.9 million, net loss of $12.1 million, and Adjusted EBITDA (defined below under “EBITDA/Adjusted EBITDA”) of $9.0 million.

Company Highlights:

•	Adjusted EBITDA increased by 29% to $9.0 million in Q2 2007 compared to $7.0 million in Q2 2006
•	Grande ended Q2 2007 with $32.6 million in cash and cash equivalents
•	Grande ended Q2 2007 with 303,517 connections, an increase of 2,727 over Q1 2007 and an increase of 16,526 over Q2 2006
•	On July 18, 2007, Grande completed a $25.0 million private placement of additional senior secured notes
•	Grande increased average monthly revenue per customer by 5%, from $88.64 in Q2 2006 to $92.80 in Q2 2007

Revenue and Cost of Service Detail
	Unaudited
	Three Months Ended
(in thousands)	June 30,	September 30,	December 31,	March 31,	June 30,
	2006	2006	2006	2007	2007
Bundled Services
Revenue
Video	$14,342	$14,468	$14,738	$15,499	$16,138
Voice	14,598	14,267	14,063	13,988	14,139
Data	7,719	7,878	8,055	8,321	8,532
Total Revenue	$36,659	$36,613	$36,856	$37,808	$38,809
Cost of Service	10,158	10,431	9,043	11,049	11,291
Cost of Service %	28%	28%	25%	29%	29%

Broadband Transport
Revenue	$1,927	$2,139	$2,184	$2,392	$2,316
Cost of Service	236	321	264	343	209
Cost of Service %	12%	15%	12%	14%	9%

Network Services
Revenue	$8,971	$8,731	$8,151	$8,195	$8,727
Cost of Service	6,081	5,953	4,920	5,136	6,006
Cost of Service %	68%	68%	60%	63%	69%

Total Company
Revenue	$47,557	$47,483	$47,191	$48,395	$49,852
Cost of Service	16,475	16,705	14,227	16,528	17,506
Cost of Service %	35%	35%	30%	34%	35%

Q2 2007 Compared to Q2 2006

Operating Revenues. Operating revenues for the three months ended June 30, 2006 and 2007 were $47.6 million and $49.9 million, respectively, an increase of $2.3 million, or 5%. This increase was driven primarily by a $2.1 million and $0.4 million increase in bundled services revenues and broadband transport services revenues, respectively, partially offset by a $0.2 million decrease in revenues from network services.

Operating revenues for bundled services for the three months ended June 30, 2006 and 2007 were $36.7 million and $38.8 million, respectively, an increase of $2.1 million, or 6%. Bundled services revenues increased due to growth in the number of connections, from 286,991 as of June 30, 2006 to 303,517 as of June 30, 2007, and, to a lesser extent, from the cable rate increases described below.  The additional connections and revenues resulted primarily from the continued increase in penetration of existing marketable homes and to a lesser extent, sales to new marketable homes built during the period from July 1, 2006 through June 30, 2007. Select operating metrics follow:
 _______________________________

Selected Operational Metrics

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2006	2006	2006	2007	2007
Operating Data:
Marketable homes passed	334,528	335,818	337,025	338,852	340,000
Customers	136,920	138,542	137,542	139,226	139,558
Number of connections
Cable television	91,156	93,709	93,778	95,585	96,582
Telephone	116,463	117,071	116,229	116,679	116,204
Broadband Internet and other	79,372	83,229	85,117	88,526	90,731

Total connections	286,991	294,009	295,124	300,790	303,517
Average monthly revenue per:
Customer - bundled services	$88.64	$88.61	$89.00	$91.07	$92.80
Cable television connection	52.15	52.18	52.40	54.56	55.98
Telephone connection	41.72	40.73	40.18	40.04	40.48
Broadband Internet and other connection	32.87	32.30	31.90	31.95	31.73

Operating revenues for cable television services for the three months ended June 30, 2006 and 2007 were $14.4 million and $16.1 million, respectively, an increase of $1.7 million, or 12%. Approximately 57% of the $1.7 million increase in cable television services was due to an annual rate increase, which occurred during January 2007, as well as increases related to an increase in connections and an increased number of customers adding premium services and advanced services, such as HD and DVR.

Operating revenues for telephone services for the three months ended June 30, 2006 and 2007 were $14.6 million and $14.2 million, respectively, a decrease of $0.4 million, or 3%, primarily due to a 3% decrease in average monthly revenue per unit.  Of the decrease in average monthly revenue per unit, approximately 55% was due to a regulatory mandated reduction in meet point billing access rates.

Operating revenues for broadband Internet and other services for the three months ended June 30, 2006 and 2007 were $7.7 million and $8.5 million, respectively, an increase of $0.8 million, or 10%, primarily due to a 14% increase in connections related to residential high speed Internet service and business Ethernet service partially offset by a 3% decrease in average monthly revenue per connection.

Operating revenues for broadband transport services for the three months ended June 30, 2006 and 2007 were $1.9 million and $2.3 million, respectively, an increase of $0.4 million, or 21%, as a result of an increase in construction and dark fiber sales as well as moderate customer growth.

Operating revenue for network services for the three months ended June 30, 2006 and 2007 was $9.0 million and $8.8 million, respectively, a decrease of $0.2 million, or 2%. This decrease was the result of a $0.3 million decrease in revenues from data services. This decrease resulted from a decrease in customer volume as well as a $0.2 million decrease in regulatory mandated reciprocal compensation revenue. In addition, there was a $0.2 million decrease in national directory assistance service revenue due to a decrease in customer volume.  These decreases were partially offset by an increase in carrier switched services revenues of $0.3 million as a result of an increase in rates exceeding decreased customer volume.

Cost of Revenues. Cost of revenues for the three months ended June 30, 2006 and 2007 was $16.5 million and $17.5 million, respectively, an increase of $1.0 million, or 6%. Cost of revenues remained consistent as a percentage of revenues at 35% for the three months ended June 30, 2006 and 2007.  The increase in cost of revenues was primarily due to an increase in cable television services costs of approximately $1.1 million partially offset by a $0.1 million decrease in network services and broadband transport services costs.

Selling, General and Administrative Expense.  Selling, general and administrative expense for the three months ended June 30, 2006 and 2007 was $24.8 million and $23.6 million, respectively, a decrease of $1.2 million, or 5%. Selling, general and administrative expense decreased as a percentage of revenues from 52% to 47%.  Decreases in selling, general and administrative expense of approximately $2.9 million related to property tax, a 2006 nonrecurring early termination expense related to a property lease, reductions in contract labor charges as sales and customer service positions were brought in-house as well as decreases in network repairs and maintenance, utilities and other administrative expenses all contributed to the overall decrease.  Partially offsetting these decreases were $1.7 million of increases related to sales and marketing expense as the Company continued to grow the bundled service business, compensation primarily related to sales and customer service positions described above, professional services in support of internal control projects related to the compliance requirements of the Sarbanes-Oxley Act of 2002 and other valuation services, stock based compensation, and other miscellaneous expenses.  Grande expects selling, general and administrative expense to continue to decrease during each period of 2007 compared to the comparable period of 2006 as the Company stabilizes the management team, focuses on cost reductions and gains efficiencies.

Depreciation and Amortization Expense. Depreciation and amortization expense for the three months ended June 30, 2006 and 2007 was $14.2 million and $13.9 million, respectively, a decrease of $0.3 million, or 2%. The decrease was primarily due to certain assets that became fully depreciated during the period from July 2006 through June 2007.  To a lesser extent, the decrease was also related to sales and dispositions occurring during the same period.  These decreases were partially offset by depreciation expense related to property, plant and equipment additions during the period of July 2006 through June 2007, primarily for customer premise equipment, network construction and capitalized labor.

Interest Expense. For the three months ended June 30, 2006 and 2007, interest expense, which includes interest incurred net of capitalized interest, was $6.3 million and $6.8 million, respectively, an increase of $0.5 million, or 8%. Interest expense increased primarily due to a decrease in capitalized interest (and a corresponding increase in interest expense).  For the three months ended June 30, 2006 and 2007, capitalized interest was $0.5 million and $0.2 million, respectively, a decrease of $0.3 million or 60%.

Net Gain on Sale of Assets. For the three months ended June 30, 2006 and 2007, net gain on sale of assets was $0.6 million and $0.3 million, respectively, a decrease of approximately $0.3 million. The 2006 net gain was primarily due to the sale of off-net multiple family dwelling units (“MDU”) assets in Dallas.  Net proceeds from this closing, which occurred on June 19, 2006, were $0.6 million.  This was the second closing of the sale of assets in Dallas, which were non-strategic in nature and were originally acquired in Grande’s October 2003 acquisition of Advantex. The net gain recognized during 2007 related primarily to (i) amortization of deferred gains related to the sale and leaseback of Company land and buildings and customer premise equipment of approximately $0.1 million and (ii) the sale or disposal of certain communications plant, vehicles, network and other equipment.

Income Tax Expense. For the three months ended June 30, 2007, income tax expense was $0.7 million. Effective January 1, 2007, the state of Texas changed its Texas franchise tax, which was based on taxable capital, to a gross margin Tax resulting in income tax expense for the Company during the three months ended June 30, 2007.  The 2006 Texas franchise tax expense is included as a component of selling, general and administrative expense in the accompanying condensed consolidated statements of operations for the three months ended June 30, 2006.

EBITDA/Adjusted EBITDA

Grande measures operating performance on income before interest income, interest expense, income taxes, depreciation and amortization, referred to as “EBITDA.” EBITDA is not a measure of financial performance under GAAP, generally accepted accounting principles. The Company believes EBITDA is often a useful measure of Grande’s operating performance and is a significant basis used by management to measure the operating performance of Grande’s business.

Because Grande has funded the build-out of networks by raising and expending large amounts of capital, Grande’s results of operations reflect significant charges for depreciation, amortization, and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of Grande’s business, apart from the expenses associated with the Company’s physical plant or capital structure. Grande manages all areas of business to generate positive EBITDA, and when the Company has choices about the market or area in which to best deploy resources, Grande generally directs resources towards the network construction that is expected to generate the most EBITDA.

EBITDA is frequently used as a basis for comparing businesses in this industry, although Grande’s measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under GAAP, generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of Grande’s performance. The Company believes amortization of debt issuance costs and non-cash stock-based compensation are similar to amortization or interest expense, in that it is more useful to report EBITDA net of these amounts to better measure operating performance in comparison to prior periods. However, because of the nature of these charges, the Company is referring to EBITDA, net of amortization of debt issuance costs, goodwill impairments, and non-cash stock-based compensation charges, as “Adjusted EBITDA”.

Adjusted EBITDA was $7.0 million and $9.0 million during the three months ended June 30, 2006 and 2007, respectively, an increase of $2.0 million, or 29%. The increase was primarily due to a $2.3 million increase in revenues as well as a $1.0 million decrease in selling, general and administrative expenses, excluding stock-based compensation and franchise tax expense, partially offset by a $1.0 million increase in costs of revenues and a $0.3 million decrease in net gain on sale of assets. Because a significant portion of the Company’s cost of revenues and overhead expenses are generally fixed in nature, increasing revenue should result in further increases in EBITDA/Adjusted EBITDA and in EBITDA/Adjusted EBITDA as a percentage of revenues. To the extent the increased revenues are from adding residential and business customers for bundled services, which have higher gross margins than network services, EBITDA/Adjusted EBITDA should increase more quickly on a percentage basis. The reconciliation of EBITDA/Adjusted EBITDA to net loss over the past five quarters is as follows:

	Unaudited
	Three Months Ended
(in thousands)	June 30,	September 30,	December 31,	March 31,	June 30,
	2006	2006	2006	2007	2007

Reconciliation of EBITDA/Adjusted EBITDA
Net loss as reported	$(13,192)	$(13,199)	$(105,610)	$(9,736)	$(12,058)

Interest income	(416)	(532)	(457)	(433)	(272)
Interest expense, net of capitalized interest	6,295	6,254	6,315	6,669	6,765
Income tax expense (benefit)	-	-	-	(131)	691
Franchise tax expense (benefit)	75	75	75	-	(268)
Depreciation & amortization	14,192	13,365	14,598	13,044	13,854
EBITDA	$6,954	$5,963	$(85,079)	$9,413	$8,712

Stock-based compensation expense	55	143	146	116	254
Goodwill impairment	-	-	93,639	-	-
Adjusted EBITDA (1)	$7,009	$6,106	$8,706	$9,529	$8,966

(1)  Adjusted EBITDA includes a net gain on sale of assets of $0.6 million and $0.3 million during the three months ended June 30, 2006 and 2007, respectively.

Capital Expenditures and Liquidity

Grande had capital expenditures of approximately $15.1 million and $19.6 million, including capitalized interest, during the six months ended June 30, 2006 and 2007, respectively. The increase of $4.5 million is primarily due to capital equipment purchases related to a long haul fiber optic network upgrade.

During May and June 2007, the Company completed new financing of $3.8 million with a term of 24 months, which was utilized for the purchase of network equipment.  The financing is secured by the network equipment purchased with the proceeds from the borrowing and bears interest at an effective annual rate of approximately 15.3% with monthly payments based on 4.2% multiplied by the total amounts drawn for network equipment purchases.

At June 30, 2007, Grande had total cash and cash equivalents of $32.6 million and $163.3 million of long-term debt outstanding, net of current portion, and net of discounts of $6.6 million. In April 2007, Grande paid $11.8 million of interest due on the Company’s senior notes.

On July 18, 2007, the Company completed a private placement offering of an additional $25 million in aggregate principal amount of 14% senior secured notes due 2011 for gross proceeds of approximately $26.0 million including a premium on issuance of $1.0 million.   Grande expects total debt issuance costs to be approximately $0.2 million. Grande plans to use the proceeds for capital expenditures and working capital purposes. These additional senior notes were issued under the Indenture and are part of the same series of senior notes as those issued in March 2004 and 2006.   The holders of a majority of the outstanding principal balance of the senior notes waived the covenant in the Indenture limiting additional indebtedness to allow the Company to complete this offering and the Company entered into a Supplemental Indenture to reflect this waiver on July 18, 2007.

Conference Call Details

Grande Communications Holdings, Inc. will hold a conference call on Tuesday, August 14, 2007, at 11 a.m. CDT (noon EDT) to discuss earnings for the second quarter 2007.  Grande Chief Executive Officer Roy H. Chestnutt and Grande Chief Financial Officer Michael L. Wilfley will host the conference call at (800) 909-5202.  The conference ID is “7GRANDE.”  A recording of the call will be available at (800) 283-8520 until 11:59 p.m. EDT on Tuesday, August 21, 2007.

About Grande Communications® (www.grandecom.com)

Headquartered in San Marcos, Grande Communications® is building a deep-fiber broadband network to homes and businesses from the ground up. Grande delivers high-speed Internet, local and long-distance telephone, and digital cable services over its own advanced network to communities in Texas. Grande's bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco. Grande also leverages its telephony and data infrastructure by serving enterprises and communication carriers nationwide with broadband transport services and network services. Grande's voice network terminates traffic worldwide, offering both traditional and IP-based services; its managed modem network provides coverage nationwide; and its private line and metropolitan networks provide optical services in Texas and surrounding states. Grande's 3,100-fiber-mile network incorporates SONET-based technology for protection, diversity and optimal performance.

Forward Looking Statements

This press release may contain forward-looking statements relating to Grande operations that are based on its current expectations, estimates and projections. Words such as “anticipates”, "expects," "intends," "plans," "projects," "believes," "estimates," and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could cause actual results and outcomes to be materially different. Such risks and uncertainties include those listed under the caption “Risk Factors” in Grande’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Grande undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Grande Communications’ Financial Statements

Grande Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Unaudited
	Three Months Ended
	June 30,	June 30,
	2006	2007

Operating revenues	$47,557	$49,852
Operating expenses:
Cost of revenues	16,475	17,506
Selling, general and administrative	24,825	23,635
Depreciation and amortization	14,192	13,854
Total operating expenses	55,492	54,995

Operating loss	(7,935)	(5,143)
Other income (expense):
Interest income	416	272
Interest expense, net of capitalized interest	(6,295)	(6,765)
Net gain on sale of assets	622	269
Total other income (expense)	(5,257)	(6,224)
Loss before income tax expense	(13,192)	(11,367)
Income tax expense	-	(691)
Net loss	$(13,192)	$(12,058)

Basic and diluted net loss per share	$(1.06)	$(0.96)
Basic and diluted weighted average number of common shares outstanding	12,503	12,600

Grande Communications’ Financial Statements

Grande Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	June 30,
	2006	2007
	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$43,948	$32,593
Accounts receivable, net	17,241	18,022
Prepaid expenses	1,823	2,493

Total current assets	63,012	53,108
Property, plant and equipment, net	271,939	263,296
Other intangible assets, net	1,748	1,623
Debt issue costs, net	5,115	4,612
Other assets	3,227	3,479
Total assets	$345,041	$326,118

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,981	$13,328
Accrued liabilities	20,436	19,130
Deferred revenue	6,546	6,980
Current portion of long term debt	9	1,916
Current portion of capital lease obligations	3,859	3,466

Total current liabilities	42,831	44,820
Deferred rent	1,268	1,254
Deferred revenue	4,551	4,244
Capital lease obligations, net of current portion	16,634	14,927
Long term debt, net of current portion	160,797	163,337
Total liabilities	226,081	228,582
Commitments and contingencies
Stockholders’ equity:
Preferred stock	441	441
Common stock	13	13
Additional paid-in capital	508,736	509,106
Treasury stock, at cost	(5)	(5)
Accumulated deficit	(390,225)	(412,019)
Total stockholders’ equity	118,960	97,536
Total liabilities and stockholders’ equity	$345,041	$326,118